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                                                                   Exhibit 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 13, 2002, relating to the financial statements and financial highlights of the Aggressive Equity Fund, Balanced Fund, Growth Equity Fund, Index Equity Fund, Intermediate Bond Fund, International Equity Fund, Stable Asset Return Fund, Value Equity Fund, Conservative Structured Portfolio Service, Moderate Structured Portfolio Service and Aggressive Structured Portfolio Service, each a fund or portfolio of the American Bar Association Members/State Street Collective Trust, which appears in such Prospectus. We also consent to references to us under the headings "Summary Financial Data" and "Experts" in the Prospectus.

/s/  PricewaterhouseCoopers LLP
Boston, Massachusetts
March 22, 2002